EXHIBIT 99.1

GSI Technology, Inc. Reports First Quarter Fiscal 2019 Results

SUNNYVALE, Calif., July 26, 2018 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ:GSIT) today reported financial results for its first fiscal quarter ended June 30, 2018.

The Company reported a net loss of $(1.6 million), or $(0.08) per diluted share, on net revenues of $11.3 million for the first quarter of fiscal 2019, compared to net loss of $(1.5 million), or $(0.07) per diluted share, on net revenues of $10.7 million in the first quarter of fiscal 2018 and net income of $265,000, or $0.01 per diluted share, on net revenues of $11.2 million in the fourth quarter of fiscal 2018. Gross margin was 51.4% compared to 52.4% in the prior year period and 56.2% in the preceding fourth quarter.

Total operating expenses in the first quarter of fiscal 2019 were $7.4 million, compared to $7.1 million in the first quarter of fiscal 2018 and $6.4 million in the preceding fourth quarter. Research and development expenses were $4.9 million, compared to $4.3 million in the prior year period and $4.3 million in the preceding fourth quarter. Selling, general and administrative expenses were $2.6 million in the quarter ended June 30, 2018 compared to $2.8 million in the prior year quarter ended June 30, 2017, and up sequentially from $2.1 million in the preceding fourth quarter.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, “Our core business continues to perform in line with our expectations. Net revenues for the first quarter came in above the range of guidance that we provided on our last earnings call. We remain on track with product development and marketing efforts for our newest market segments. In fiscal 2019 we anticipate revenue contribution from our high performance SigmaQuad radiation-hardened products, which will begin shipping in the fourth quarter of calendar year 2018. Also, we are pleased to announce delivery of the initial design of our patented in-place associative computing technology, or ‘APU’, to our foundry partner in Taiwan. We expect to have silicon samples of the APU chip later in calendar 2018, and anticipate commercializing our initial AI product in calendar 2019. The delivery caps three years of investment and dedicated effort from our Sunnyvale and Israeli teams.  Our APU’s unique massive parallel data processing capability improves computation, search and response time in critical 'big data' applications, including machine learning and deep convolutional neural networks, computer vision and cyber security.”

In the first quarter of fiscal 2019, sales to Nokia were $5.2 million, or 46.5% of net revenues compared to $4.1 million, or 36.7% of net revenues, in the prior quarter and $4.5 million, or 42.3% of net revenues, in the same period a year ago. Military/defense sales were 19.7% of shipments compared to 29.5% of shipments in the prior quarter and 24.5% of shipments in the comparable period a year ago. SigmaQuad sales were 59.7% of shipments compared to 45.0% in the prior quarter and 51.1% in the first quarter of fiscal 2018.

Our first-quarter fiscal 2019 operating loss was $(1.7 million), compared to an operating loss of $(111,000) in the prior quarter and an operating loss of $(1.5 million) a year ago. The first-quarter fiscal 2019 net loss included interest and other income of $23,000 and a tax provision of $10,000, compared to $98,000 in interest and other income and a tax provision of $81,000 for the same period a year ago. In the preceding fourth quarter, net loss included interest and other income of $109,000 and a tax benefit of $267,000.

Total first-quarter pre-tax stock-based compensation expense was $542,000 compared to $549,000 in the prior quarter and $478,000 in the comparable quarter a year ago.

At June 30, 2018, the Company had $52.6 million in cash, cash equivalents and short-term investments, $11.9 million in long-term investments, $59.6 million in working capital, no debt, and stockholders’ equity of $87.6 million.

Outlook for Second Quarter of Fiscal 2019

Looking forward to the second quarter of fiscal 2019, we currently expect net revenues to be in the range of $11.5 million to $12.3 million. We expect gross margin of approximately 57% to 59% in the second quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2018 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 26, 2018. To listen to the teleconference, please call toll-free 888-254-3590 approximately 10 minutes prior to the above start time and provide Conference ID 9185760. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions with the largest portfolio of high performance memory products and core competencies in Very Fast SRAM and LLDRAM. Today the Company’s resources are focused on bringing new products to market that leverage existing core strengths and expand market opportunities.

The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia.  For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected.  These risks include those associated with the normal quarterly closing process.  Examples of risks that could affect our current expectations regarding second quarter revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
Kimberly Rogers/David Fore
385-831-7337

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2018	2018	2017

Net revenues	$11,266	$11,191	$10,687
Cost of goods sold	5,478	4,902	5,083

Gross profit	5,788	6,289	5,604

Operating expenses:

Research & development	4,850	4,272	4,335
Selling, general and administrative	2,597	2,128	2,798
Total operating expenses	7,447	6,400	7,133

Operating income (loss)	(1,659)	(111)	(1,529)

Interest and other income, net	23	109	98

Income (loss) before income taxes	(1,636)	(2)	(1,431)
Provision (benefit) for income taxes	10	(267)	81
Net income (loss)	($1,646)	$265	($1,512)

Net income (loss) per share, basic	($0.08)	$0.01	($0.07)
Net income (loss) per share, diluted	($0.08)	$0.01	($0.07)

Weighted-average shares used in
computing per share amounts:

Basic	21,567	21,334	20,805
Diluted	21,567	23,476	20,805

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended
	June 30,	Mar. 31,	June 30,
	2018	2018	2017

Cost of goods sold	$53	$73	$47
Research & development	323	298	267
Selling, general and administrative	166	178	164
	$542	$549	$478

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2018	March 31, 2018
Cash and cash equivalents	$36,426	$40,241
Short-term investments	16,166	18,124
Accounts receivable	6,847	5,279
Inventory	5,141	5,547
Other current assets	2,114	2,080
Net property and equipment	9,332	8,172
Long-term investments	11,921	7,923
Other assets	12,090	12,174
Total assets	$100,037	$99,540

Current liabilities	$7,454	$7,404
Long-term liabilities	5,379	5,321
Stockholders' equity	87,204	86,815
Total liabilities and stockholders' equity	$100,037	$99,540